Exhibit 99.1

Discovery Labs Reports First Quarter 2015 Financial Results

WARRINGTON, PA – May 7, 2015 – Discovery Laboratories, Inc. (Nasdaq: DSCO), a specialty biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases, today announced financial results for the first quarter ended March 31, 2015.

Key Financial and Business Updates

The Company reported a net loss of $12.2 million ($0.14 per basic share) on 85.6 million weighted-average common shares outstanding for the quarter ended March 31, 2015, compared to a net loss of $11.5 million ($0.14 per basic share) on 84.7 million weighted average common shares outstanding for the comparable period in 2014. For the quarter ended March 31, 2015, the Company reported an operating loss of $11.2 million compared to $10.8 million for comparable period in 2014.

Net cash outflows for the quarter ended March 31, 2015 were $9.1 million. As of March 31, 2015, the Company had cash and cash equivalents of $35.6 million.

In April 2015, the Company announced that it had completed enrollment in its AEROSURF® phase 2a clinical trial in premature infants 29-34 week gestational age with respiratory distress syndrome (RDS). The Company is finalizing its analysis of the trial data and remains on track to release results and hold an investor conference call in mid-May, consistent with previous guidance.

Also in April 2015, the Company implemented a restructuring plan to voluntarily cease the commercialization of SURFAXIN® (lucinactant) Intratracheal Suspension and focus its resources on the development of its aerosolized KL4 surfactant for respiratory diseases, beginning with AEROSURF for RDS in premature infants. The Company expects to record a one-time restructuring charge of approximately $2.5 - $3.0 million in the second quarter of 2015.

Select Additional Financial Results for the First Quarter ended March 31, 2015

During the first quarter of 2015, the Company recognized $0.2 million in grant revenue under previously announced awards, including $0.1 million of a $1.0 million award under a Small Business Innovation Research (SBIR) Grant from the National Institutes of Health (NIH) for up to $3.0 million to support the development of the Company’s aerosolized KL4 surfactant as a medical countermeasure to mitigate acute and chronic/late-phase radiation-induced lung injury; and $0.1 million under a $1.9 million Fast Track SBIR Grant from the NIH to support the ongoing AEROSURF phase 2a clinical trial.

Operating expenses for the first quarter ended March 31, 2015 were $11.4 million. Approximately $4.0 million of this amount were expenditures to support manufacturing, quality, medical affairs and commercialization activities to support SURFAXIN. Research and development costs included: (1) activities to conduct the Company’s AEROSURF phase 2a clinical trial and manufacture of capillary aerosol generator (CAG) devices and related components to prepare for the planned AEROSURF phase 2b clinical program; (2) investments associated with the Company’s collaboration with Battelle Memorial Institute to prepare the CAG for a potential AEROSURF phase 3 clinical program and, if successful, commercialization; and (3) investments in clinical, medical, and aerosolization device expertise to support the AEROSURF clinical program and pipeline development.

Other income and expense of $1.0 million for the quarter ended March 31, 2015 includes $1.2 million of interest expense related to long-term debt including $0.6 million cash interest expense and $0.6 million non-cash amortization of the debt discount.

As of March 31, 2015, the Company had $30 million of long-term debt with principal payable in three equal annual installments beginning in February 2017, subject to a potential one-year deferral of all amounts due in each of 2017 and 2018 if certain financial milestones are achieved.

As of March 31, 2015, the Company reported a common stock warrant liability of $1.3 million related to five-year warrants issued in February 2011. These warrants are not subject to cash settlement, but they have been classified as derivative liabilities in accordance with generally accepted accounting principles because they contain anti-dilution provisions that adjust the exercise price of the warrants in certain circumstances.

The Company had 85.7 million and 85.6 million shares of common stock outstanding as of March 31, 2015 and December 31, 2014, respectively.

Readers are referred to, and encouraged to read in its entirety, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 to be filed with the Securities and Exchange Commission on or before May 11, 2015, which will include discussion about the Company’s business plans and operations, financial condition and results of operations.

About AEROSURF®
AEROSURF is a novel, investigational drug/device product that combines the Company’s proprietary KL4 surfactant and its aerosolization technologies. AEROSURF is being developed to potentially reduce or eliminate the need for intubation and mechanical ventilation in the treatment of premature infants with respiratory distress syndrome (RDS). With AEROSURF, neonatologists may potentially administer aerosolized KL4 surfactant to premature infants supported by nasal continuous positive airway pressure (nCPAP), without subjecting them to invasive intubation and mechanical ventilation (each of which can result in serious respiratory conditions and other complications), which are currently required to administer surfactant therapy to premature infants. By enabling delivery of aerosolized KL4 surfactant using less invasive procedures, AEROSURF, if approved, has the potential to address a serious unmet medical need, provide transformative clinical and pharmacoeconomic benefits, and enable the treatment of a significantly greater number of premature infants with RDS who could benefit from surfactant therapy but are currently not treated.

About Discovery Labs
Discovery Laboratories, Inc. is a specialty biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases. Surfactants are produced naturally in the lung and are essential for normal respiratory function and survival. If surfactant deficiency or degradation occurs, the air sacs in the lungs can collapse, resulting in severe respiratory diseases and disorders. Discovery Labs’ technology platform includes a novel synthetic peptide-containing (KL4) surfactant, that is structurally similar to pulmonary surfactant, and proprietary drug delivery technologies being developed to enable efficient delivery of aerosolized KL4 surfactant. Discovery Labs believes that its proprietary technology platform makes it possible, for the first time, to develop a significant pipeline of aerosolized surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies.

For more information, please visit the Company’s website at www.Discoverylabs.com.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results, including projections of future cash balances and anticipated cash outflows, to differ materially from the statements made. Examples of such risks and uncertainties include: risks associated with Discovery Labs’ decision to cease its commercialization activities for SURFAXIN and terminate its manufacturing activities at its manufacturing facility in Totowa, NJ; risks that Discovery Labs will be unable to secure significant additional capital as needed, and may be unable in a timely manner, if at all, to identify potential strategic partners to support product development and, if approved, commercialize products in markets outside the U.S., or to access debt or equity financings, which could result in substantial equity dilution; risks related to Discovery Labs’ AEROSURF and other development programs, which may involve time-consuming and expensive pre-clinical studies and clinical trials, which may be subject to potentially significant delays or regulatory holds, or fail; risks related to technology transfers to contract manufacturers and problems or delays encountered by Discovery Labs, contract manufacturers or suppliers in manufacturing drug products, drug substances, CAG devices and other materials on a timely basis and in sufficient amounts; risks relating to rigorous regulatory requirements, including that: (i) the FDA or other regulatory authorities may not agree with Discovery Labs on matters raised during regulatory reviews, may require significant additional activities, or may not accept or may withhold or delay consideration of applications, or may not approve or may limit approval of Discovery Labs’ products, and (ii) changes in the national or international political and regulatory environment may make it more difficult to gain regulatory approvals; risks related to maintaining continued compliance with The Nasdaq Capital Market listing requirements; risks related to Discovery Labs’ efforts to maintain and protect the patents and licenses related to its products,; and other risks and uncertainties described in Discovery Labs’ filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:
John Tattory, Senior Vice President and Chief Financial Officer: 215.488.9418 or jtattory@discoverylabs.com

	Discovery Laboratories, Inc.
	Condensed Consolidated State of Operations
	(in thousands, except per share data)

	Three Months Ended
	March 31,
	(unaudited)
	2015	2014
Revenues:
Product sales	$7	$28
Grant revenue	184	3
	191	31

Operating expenses: (1)
Cost of product sales	929	781
Research and development	7,082	5,590
Selling, general and administrative	3,353	4,423
Total expenses	11,364	10,794

Operating loss	(11,173)	(10,763)

Change in fair value of common stock warrant
liability (1)	(31)	378
Other income / (expense), net	(975)	(1,091)
Net loss	$(12,179)	$(11,476)

Net loss per common share	$(0.14)	$(0.14)

Weighted avg. common shares outstanding	85,589	84,728

(1) Material non-cash items include the change in fair value of certain outstanding warrants accounted for as derivative liabilities, and in operating expenses, depreciation and stock-based compensation. For the three months ended March 31, 2015 and 2014, the charges for depreciation and stock-based compensation were $0.8 million ($0.4 million in R&D and $0.4 million in S, G & A) and $0.9 million ($0.4 million in R&D and $0.5 million in S, G & A), respectively.

Discovery Laboratories, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	March 31,	December 31,
	2015	2014
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$35,583	$44,711
Inventory	–	27
Prepaid expenses and other current assets	576	821
Total current assets	36,159	45,559

Property and equipment, net	1,665	1,637
Restricted cash	225	225
Other assets	73	78
Total Assets	$38,122	$47,499

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$7,926	$6,466
Deferred revenue	–	43
Common stock warrant liability	1,289	1,258
Equipment loans, current portion	42	62
Total current liabilities	9,257	7,829

Long-term debt, $30,000 net of discount of $9,143 at March 31, 2015 and
$9,698 at December 31, 2014	20,857	20,302
Other liabilities	196	169
Stockholders’ Equity	7,812	19,199
Total Liabilities and Stockholders’ Equity	$38,122	$47,499